DATED November 4, 2013
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2016 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2016
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	November 4, 2013
Settlement Date (Original Issue Date):	November 7, 2013
Maturity Date:	February 26, 2016
Principal Amount:
$50,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of Medium-Term Notes, Series G, Floating Rate Notes Due 2016 issued by us on February 28, 2013, the $150,000,000 aggregate principal amount of Medium-Term Notes, Series G, Floating Rate Notes Due 2016 issued by us on June 28, 2013 and the $150,000,000 aggregate principal amount of Medium-Term Notes, Series G, Floating Rate Notes Due 2016 issued by us on October 4, 2013. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series G, Floating Rate Notes Due 2016 and will trade interchangeably with the previously issued Medium-Term Notes, Series G, Floating Rate Notes Due 2016 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series G, Floating Rate Notes Due 2016 will be $650,000,000.

Price to Public (Issue Price):	100.099%, plus accrued interest
Dealer’s Commission:	0.175% (17.5 basis points) of the principal amount
Accrued Interest:	$50,210
All-in-price:	99.924%, plus accrued interest
Net Proceeds to Issuer:	$ 49,962,000, plus accrued interest
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+24 basis points (0.24%)
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to August 27, 2013 plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 26th day of February, May, August and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 26th of February, May, August and November of each year, commencing November 26, 2013 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	J.P. Morgan Securities LLC (100.0%)
Billing and Delivery Agent:	J.P. Morgan Securities LLC

Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L5M9
Supplemental United States Federal Income Tax Considerations:
Pursuant to final Treasury regulations and an Internal Revenue Service notice, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533.

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